UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 15, 2007

Spherix Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12051 Indian Creek Court, Beltsville, Maryland	20705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  301-419-3900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information.

Item 2.01                Completion of Acquisition or Disposition of Assets.

On August 15, 2007, Spherix Incorporated (the “Company”) completed the sale of its InfoSpherix Incorporated subsidiary (“InfoSpherix”) to The Active Network, Inc. (“Active”).  The sale was completed in accordance with the terms and conditions of that certain Stock Purchase Agreement among the Company, InfoSpherix and Active dated as of June 25, 2007.

In the sale, the Company received $15 million in cash at closing, subject to a purchase price adjustment to be determined following closing.  In addition, $2 million was placed in escrow to satisfy any indemnification claims.  The sale was approved by the Company’s stockholders at the annual meeting held on August 15, 2007.

A copy of the press release that the Company issued to announce the closing of the transaction is furnished as Exhibit 99.1.

Section 5 — Corporate Governance and Management.

Item 5.02                Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Richard C. Levin, CEO, President and Chief Financial Officer of the Company, resigned from all positions with the Company on August 15, 2007.  As outlined in the Company’s recent proxy statement, Mr. Levin will continue to manage InfoSpherix which has been sold to Active.

Effective August 15, 2007, each of M. Karen Levin and Richard C. Levin resigned as members of the board of directors of the Company to insure that the Company continues to comply with the NASDAQ requirement that a majority of the board be “independent” members of the board.

(c)           As previously reported in the Company’s Form 8-K filed on August 14, 2007, Claire L. Kruger, Ph.D., has been elected as the Chief Executive Officer/Chief Operating Officer of the Company effective as of August 15, 2007.  Additional information concerning Dr. Kruger is set forth in such Form 8-K.

On August 15, 2007, the Company elected Dr. Robert A. Lodder, Ph.D., to serve as its President.  During the past five (5) years,  Dr. Lodder has been Professor of Pharmaceutical Sciences, College of Pharmacy, University of Kentucky Medical Center, with joint professorships in the Departments of Chemistry and Electrical and Computer Engineering.  He has also served as a member of the board of directors of the Company since 2005.

Dr. Lodder will be compensated at the rate of $160,000 per year with the potential to earn an annual bonus of up to thirty-five percent (35%) of his salary if he achieves performance objectives.  He will further be provided 15,000 shares of restricted common stock of the Company which will vest ratably over a one (1) year period as long as he remains employed by the Company over this period.

On August 15, 2007, Mr. Robert Clayton was elected as Interim Treasurer and Chief Financial Officer of the Company.  Mr. Clayton has stated that he will leave the Company upon final resolution of the purchase price adjustment required in connection with the sale of InfoSpherix, at which time Mr. Clayton will serve as a consultant to Spherix.  The Company is actively seeking a new Treasurer/Chief Financial Officer.  During the past five (5) years, Mr. Clayton has served as Director of Finance and Principal Accounting Officer of the Company.

(d)           On August 15, 2007, the board of directors of the Company elected Dr. Kruger as a member of the board of directors of the Company.  Additional information concerning Dr. Kruger is set forth in the Company’s Form 8-K filed on August 14, 2007.

(e)           The Company’s compensatory agreement with  Dr. Kruger is described in the Company’s Form 8-K filed on August 14, 2007.  The Company’s compensatory agreement with Dr. Lodder is described in paragraph (c) above.

Section 9 — Financial Statements and Exhibits

Item 9.01                Financial Statements and Exhibits

(b)           Pro forma financial information.

In accordance with Item 9.01(b)(1) of Form 8-K, the pro forma financial information required by Item 9.01(b) of Form 8-K is attached hereto as Exhibit 9.1.

(c)           Exhibits

2.1           Stock Purchase Agreement by and among the Company, InfoSpherix and Active dated as of June 25, 2007 (incorporated by reference from the Company’s Schedule 14A as filed with the Securities and Exchange Commission on July 16, 2007).

9.1           Consolidated Pro Forma Balance Sheet of the Company for the period ended June 30, 2007 and Consolidated Pro Forma Statements of Operation of the Company for the six months ended June 30, 2007 and 2006 and the year ended December 31, 2006.

99.1         Press Release of the Company dated August 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated
(Registrant)

By:	Claire L. Kruger
Claire L. Kruger,
Chief Executive Officer and Chief Operating Officer

Date	August 20, 2007